EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 30, 2007, with respect to the consolidated financial statements of U.S. Auto Parts Network, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Omnibus Incentive Plan and the 2006 Equity Incentive Plan of U.S. Auto Parts Network, Inc. to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 17, 2007